Exhibit 10.7
EMPLOYMENT AGREEMENT
This Employment Agreement (“Agreement”) is between Rackspace US, Inc. (“Company”) and Dharmendra Kumar (D K) Sinha (“Employee”).

1.    TERM OF EMPLOYMENT

This Agreement commences July 18, 2022 (“Start Date”), and ends on July 17, 2026 (the “Employment Period”); however, the Employment Period will thereafter be automatically extended for two year periods unless either Company or Employee gives written notice of non- renewal no later than ninety days prior to the expiration of the then-applicable Employment Period. The term “Employment Period” shall refer to the Employment Period if and as so extended.
2.    TITLE AND EXCLUSIVE SERVICES

(a)    Title and Duties. Employee’s level is Executive Vice President, and his title will be President Public Cloud. Employee will perform job duties that are usual and customary for this position. Employee will report to the Company’s Chief Executive Officer. The Company agrees that Employee may reside and work from California and travel regularly to San Antonio, Texas as requested and approved by Company and other locations as required by the company and to facilitate the duties of the role. The Company reserves the right to assign to the Employee duties of a different nature, either additional to, or instead of, those referred to above, it being understood that Employee will not be assigned duties that conflict with the terms of any lawful, enforceable and ongoing post-employment restrictions with a prior employer or that Employee cannot reasonably perform.
(b)    Exclusive Services. Employee shall not be employed or render services elsewhere during the Employment Period. Notwithstanding the foregoing provision of this Section, during the Employment Period, Employee may devote reasonable time to activities other than those required under this Agreement, including activities of a charitable, educational, religious or similar nature (including professional associations), or activities related to corporate board or advisory board positions for non-competitive companies, subject to the company’s standard approval policy, and the management of the Employee’s personal investments, to the extent such activities do not compete in a material way with the business of the Company.
3.    COMPENSATION AND BENEFITS

(a)    Base Salary. Employee shall be paid an annual base salary of $650,000.00 and shall be eligible for increases in base salary consistent with Company’s ordinary compensation cycles and process.

(b)    Annual Corporate Bonus. Employee is eligible for an annualized on-target bonus of 100% of annual base salary, with a maximum potential amount of 150% of annual base salary, subject to the Rackspace Technology, Inc. Annual Cash Incentive Plan, or successor plan, (the "Plan") as approved by the Board of Directors or Compensation Committee of Rackspace Technology, Inc. However, with respect to a 2022 bonus, the parties agree that Employee's potential bonus, if earned and approved under the Plan will be guaranteed at 100% of his target and pro-rated based on the Start Date. The 2022 Annual Corporate Bonus will be paid on the ordinary bonus payment date in 2023 only if Employee is employed on the payout date and is otherwise eligible for a bonus under the achievement requirements and other terms of the Plan. The prorated amount is calculated by multiplying the amount of the Annual Corporate Bonus by a fraction, the numerator of which is the number of complete months Employee is actually employed by the Company during 2022 and the denominator of which is 12.
(c)    Equity Award. In consideration for signing this Agreement, Company will grant Employee a one- time recruiting grant of restricted stock units (“RSUs”) of Rackspace Technology, Inc. common stock, par value $.01 per share (“Common Stock”). The number of RSUs granted to Employee shall be determined by dividing $7,000,000.00 by a 60-trading day volume weighted average price of the Company’s NASDAQ-traded Common Stock. The RSU’s shall vest as follows: one-third will vest on the 12 month anniversary of the grant date, one-third will vest on the 24 month anniversary of the grant date and one-third will vest on the 36 month anniversary of the grant date, in each case, subject to Employee’s continued employment through the applicable vesting date. This grant will be issued pursuant and subject to the 2020 Rackspace Technology, Inc. Equity Incentive Plan (or any successor plan).
(d)    Annual Equity Awards. Starting in fiscal year 2022 and for each fiscal year of the Employment Period thereafter, Employee will be eligible to receive equity awards (the “Annual Equity Award”) on the same basis and terms (including form and mix of awards, vesting and forfeiture terms and date on which such awards are granted) no less favorable to him than those applicable to any other similarly situated employees subject to Employee’s continued employment through the applicable Grant Date. For the fiscal years 2023 and 2024, Company will recommend that the Compensation Committee approve an Annual Equity Award with recommended award value not less than
$5,500,000.00.
(e)    Signing Bonus. Company will pay Employee a bonus (the “Signing Bonus”) with a total amount equal to: $675,000.00 (six hundred seventy-five thousand dollars). The Signing Bonus will be paid in two equal installments. Company will issue payment: (i) for the first installment of the Signing Bonus equal to $337,500.00 (three hundred thirty-seven thousand, five hundred dollars), less applicable deductions and withholdings, on the first reasonably available payroll period following six months after the Start Date; and (ii) the second installment equal to $337,500.00 (three hundred thirty-seven thousand, five hundred dollars), less applicable deductions and withholdings, on the first reasonably available payroll period in December 2023. Payment of each installment of the Signing Bonus is contingent upon Employee’s continued, active employment with the Company through the date that the applicable installment period is issued.
(f)    PTO. Employee is eligible for PTO (paid time off) subject to the Company’s policies.
(g)    Employment Benefit Plans. Employee may participate in employee benefit plans in which other similarly situated employees may participate, according to the terms of applicable policies and as stated in the Employee Handbook. Employee acknowledges receipt of the Employee Handbook available on the intercompany website and will review and abide by its terms.

(h)    Expenses. Company will reimburse Employee for approved travel and business expenses pursuant to Company policy.

4.    NONDISCLOSURE OF CONFIDENTIAL INFORMATION

Company has provided and will continue to provide to Employee confidential information and trade secrets including but not limited to Company’s operational, sales, marketing, personally identifiable information about employees, employee contact information and/or materials used for training and or/employee development, and engineering information, customer lists, business contracts, partner agreements, pricing and strategy information, product and cost or pricing data, compensation information, strategic business plans budgets, financial statements, and other information Company treats as confidential or proprietary (collectively the “Confidential Information”). This section is not intended to limit Employee’s rights to discuss Employee’s compensation or other terms and conditions of employment as allowed by law. Employee will not be liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, State or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law or that is made in a document filed in a lawsuit so long as it is filed under seal. Employee acknowledges that such Confidential Information is proprietary and agrees not to disclose it to anyone outside Company except to the extent that (i) it is necessary in connection with performing Employee’s duties; (ii) Employee is required by court order to disclose the Confidential Information, provided that Employee shall promptly inform Company, shall cooperate with Company to obtain a protective order or otherwise restrict disclosure, and shall only disclose Confidential Information to the minimum extent necessary to comply with the court order. Employee agrees to never use Confidential Information in competing, directly or indirectly, with Company. When employment ends, Employee will immediately return all Confidential Information to Company.

(a)    Protected Rights. Employee understands that nothing contained in this Agreement limits Employee’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). Employee further understands that this Agreement does not limit Employee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit Employee’s right to receive an award for information provided to any Government Agencies.
(b)    The terms of this Section 4 shall survive the expiration or termination of this Agreement for any reason.

5.    NON-HIRE OF COMPANY EMPLOYEES

(a)    To further preserve the Confidential Information, during employment and for twelve (12) months after employment ends, Employee will not, directly or indirectly, (i) solicit or encourage any employee to terminate employment or services with Company; or (ii) solicit or encourage any employee to accept employment with or provide services to Employee or any business associated with Employee. The restrictions set forth in this section shall not apply to solicitation, hiring or receipt of services provided by employees engaged via general advertising that was not targeted at Company’s employees.

(b)    The terms of this Section 5 shall survive the expiration or termination of this Agreement for any reason.

6.    NON-SOLICITATION OF CUSTOMERS AND SUPPLIERS

(a)    To further preserve the Confidential Information, for six (6) months after employment ends, Employee agrees not to directly or indirectly, on Employee’s own behalf or on behalf of any other person or entity, recruit or otherwise solicit or induce any customer or supplier of the Company, to terminate its employment or arrangement with the Company or otherwise change its relationship with the Company.

(b)    The terms of this Section 6 shall survive the expiration or termination of this Agreement for any reason.

7.    TERMINATION

Employee’s employment may be terminated prior to the end of this Agreement only by mutual written agreement or:

(a)    Death. The date of Employee’s death shall be the termination date.
(b)    Disability. Company may terminate this Agreement or Employee’s employment if Employee is unable to perform the essential functions of Employee’s full-time position for more than 180 days in any 12-month period, subject to applicable law.

(c)    Termination By Employee For Good Reason. Employee may terminate Employee’s employment at any time for “Good Reason,” which is: (i) Company’s repeated failure to comply with a material term of this Agreement after written notice by Employee specifying the alleged failure; or (ii) a substantial and unusual reduction in responsibilities and authority, including reductions in Base Salary or Annual Corporate Bonus, demotion from reporting to CEO or material relocation of Employee’s principal place of employment. If Employee elects to terminate Employee’s employment for “Good Reason,” Employee must first provide Company written notice within thirty
(30) days, after which Company shall have sixty (60) days to cure. If Company has not cured and Employee elects to terminate employment, Employee must do so within ten (10) days after the end of the cure period.
(d)    Termination By Employee Without Good Reason. Employee may resign his employment without Good Reason any time upon ninety (90) days’ advance written notice to the Company. Employee’s termination of his employment in accordance with this section 7(d) shall not be deemed to be a breach of this Agreement.

(e)    Termination By Company. Company may terminate Employee’s employment with or without Cause and determine the termination date. “Cause” means:
(i)    willful misconduct, including, without limitation, violation of sexual or other harassment policy, gross negligence, misappropriation of or material misrepresentation regarding property of Company, other than customary and de minimis use of Company property for personal purposes, as determined in the discretion of Company, or failure to take reasonable and appropriate action to prevent material injury to the financial condition, business or reputation of the Company;
(ii)    abandonment of duties (other than by reason of disability);

(iii)    willful or intentional failure to follow lawful directives of the Company (other than a failure resulting from incapacity due to physical or mental illness), or failure to meet reasonable performance objectives following a written warning and opportunity to cure for thirty (30) days;

(iv)    a felony conviction or indictment, a plea of guilty or nolo contendere by Employee, or other conduct by Employee that has or would result in material injury to Company’s reputation, including indictment or conviction of fraud, theft, embezzlement, or a crime involving moral turpitude;

(v)    a material breach of this Agreement; or
(vi)    a willful violation of a material provision in Company’s employment and management policies.

8.    COMPENSATION UPON TERMINATION

(a)    Termination By Company For Cause: Company shall, within 30 days, pay to Employee, Employee’s accrued and unpaid base salary through the termination date and any payments required under applicable employee benefit plans (other than plans which provide for severance or termination payments or benefits).

(b)    Non-Renewal or Termination without Good Reason by Employee. If Employee gives notice of non-renewal under Section 1 or gives notice of termination without Good Reason, Company shall determine the employment termination date and will pay accrued and unpaid base salary through the employment termination date, and any payments required under applicable employee benefit plans (other than plans that provide for severance or termination payments or benefits). If the employment termination date is before the end of the Notice Period (as defined herein), Employee signs and does not revoke a Severance Agreement and General Release of claims in a form reasonably satisfactory to Company (a “Release”) and subject to Employee’s compliance with the terms of this Agreement, then Company will (i) in periodic payments in accordance with ordinary payroll practices and deductions, pay Employee an amount equal to Employee’s pro-rata base salary through the end of the Notice Period, and (ii) accelerate the vesting of any time-based equity awards that would have, but for the Employee’s termination of employment, vested before the end of the Notice Period. “Notice Period” shall mean the: (i) ninety days prior to the expiration of the then- applicable Employment Period for notice of non-renewal; or (ii) ninety days prior to the last date of employment specified in his notice of termination without Good Reason.
(c)    Termination With Severance.
(i)    Termination By Company Without Cause or Termination by Employee for Good Reason - Severance: If Company terminates Employee’s employment without Cause and not by reason of death or disability or if Employee terminates for Good Reason, Company will pay the accrued and unpaid base salary through the termination date and any payments required under applicable employee benefit plans (other than plans which provide for severance or termination payments or benefits). In addition, if Employee signs and does not revoke a Severance Agreement and General Release of claims in a form satisfactory to Company, Company will pay Employee, in periodic payments in accordance with ordinary payroll practices and deductions, (i) the greater of Employee’s current base salary for twelve (12) months or the amount that would be provided by the severance guidelines that are prevailing at the time of termination based on the Employee’s location, (ii) an amount equal to Employee's target annual performance bonus; (iii) a pro rata bonus, which represents the unpaid pro-rata portion of the actual annual performance bonus (as outlined in Section 2) that Employee would otherwise be entitled to receive based on the actual level of achievement of the applicable performance objectives for the fiscal year in which Employee's termination occurs paid in a lump sum at the same time bonuses are paid to Company’s other similarly situated employees, and (iii) a lump sum cash payment, less applicable withholdings and other ordinary payroll deductions, which is equal to the applicable premium cost for twelve (12) months of continued Company group health coverage for Employee and any spouse and dependents (“Family Members”) pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”), based on Employee’s elections with respect to health coverage for Employee and Employee’s Family Members in effect immediately prior to Employees termination (which amount will be based on the premium for the first month of COBRA coverage). The lump sum COBRA payment will be made on the same date that the first Severance payment is paid and will be paid regardless of whether Employee elects COBRA continuation coverage. If Employees chooses to elect COBRA, Employee must do so within 60 days of the later of: (i) the date Employee is furnished the election notice or (ii) the date Employee loses coverage, and Employee shall be solely responsible for payment of any premiums due with respect to such coverage. The payments made and benefits provided pursuant to this section are referred to as (the “Severance Payments” or “Severance Pay Period”).

(ii)    Non-Renewal By Company – Severance: If Employee’s employment ends because Company gives notice of non-renewal under Section 1, Company shall determine the termination date, even if such date is prior to the end of the Employment Period and will pay the accrued and unpaid base salary through the termination date and any payments required under applicable employee benefit plans (other than plans which provide for severance or termination payments or benefits). In addition, if Employee signs and does not revoke a Severance Agreement and General Release of claims in a form satisfactory to Company, Company will pay and provide Employee with the benefits set forth in Section 8(c)(1), above.
(iii)    Re-hire During Severance Pay Period:
If Employee is rehired by Company or employed by or performing services in any capacity or business during any Severance Pay Period, the Severance Payments shall cease.

(d)    Timing of Payments After Termination of Employment.

(i)    Death or Disability: If Employee’s employment is terminated by reason of death or disability, then Company shall: (i) within thirty (30) days of the employment termination date, accelerate the vesting of any equity awards that would have, but for the Employee’s termination of employment, vested within twelve (12) months of the employment termination date; and (ii) issue payment to Employee (or Employee’s designee or estate if due to death) as follows:
(x)    Accrued but unpaid base salary shall be paid in accordance with applicable law and no later than 30 days after termination of employment;
(y)    Pro-rata annual bonus shall be paid out at the same time as annual bonuses for such fiscal year of the Company are paid to the Company’s other similarly situated employees; and
(z)    any payments required under the applicable employee benefits plans as promptly following the date of employment termination as is reasonably feasible.

(ii)    Timing: Whenever a payment under this Agreement specifies a payment period with a reference to a number of days (e.g., “payment shall be made within thirty
(30) days following the termination date”), the actual date of payment within the specified period shall be within the sole discretion of the Company, and if such payment spans two taxable years, then payment will be made in the second taxable year.

(iii)    Offset or Reduction: There shall be no offset or reduction against any payments, compensation or benefits under this Agreement if such offset or reduction would result in the imposition of additional taxes, interest or penalties under Section 409A on any payment, benefit or entitlement payable to Employee.

9.    OWNERSHIP OF MATERIALS

Employee agrees that all inventions, improvements, discoveries, designs, technology, and works of authorship (including but not limited to computer software) made, created, conceived, or reduced to practice by Employee, whether alone or in cooperation with others, during employment, that, in any way, relate to Company’s business or use Company Confidential Information, together with all patent, trademark, copyright, trade secret, and other intellectual property rights related to any of the foregoing throughout the world, are among other things works made for hire and belong exclusively to the Company, and Employee hereby assigns all such rights to the Company. Employee agrees to execute any documents, testify in any legal proceedings, and do all things necessary or desirable to secure Company’s rights to the foregoing, including without limitation executing inventors’ declarations and assignment forms. If there is a separate signed agreement between Employee and the Company including terms directly related to intellectual property rights, then the intellectual property terms of that agreement shall control.

10.    PARTIES BENEFITED; ASSIGNMENTS

This Agreement shall be binding upon Employee, Employee’s heirs and Employee’s personal representative or representatives, and upon Company and its respective successors and assigns. Neither this Agreement nor any rights or obligations hereunder may be assigned by Employee, other than by will or by the laws of descent and distribution. The Company may assign its rights and obligation under this Agreement to any entity, including any successor to all or substantially all the assets of the Company, by merger or otherwise.

11.    GOVERNING LAW

This Agreement shall be governed, construed, interpreted, and enforced in accordance with the substantive laws of the State of California, without reference to the principles of conflicts of law of California or any other jurisdiction, and where applicable, the laws of the United States. Each of the Company and Employee (on behalf of itself and its affiliates) expressly consents to the personal jurisdiction of the California state and federal courts for any lawsuit relating to this Agreement, waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to such personal jurisdiction or service of process, and waives any objection to jurisdiction based on improper venue or improper jurisdiction.

Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action, or proceeding arising out of or relating to this Agreement. Each party hereto (i) certifies that no representative, agent, or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit, or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party hereto have been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section.
Employee acknowledges that it is advisable to be represented by counsel in connection with Employee’s review and agreement to all terms and conditions of this Agreement.

Employee acknowledges and agrees that entering into this Agreement is not a condition of Employee’s employment with the Company or its affiliates.

12.    DEFINITION OF COMPANY

“Company” shall include Rackspace US, Inc., and its past, present and future divisions, operating companies, subsidiaries, affiliates and successors.

13.    LITIGATION AND REGULATORY COOPERATION

During and after employment, Employee shall reasonably cooperate in the defense or prosecution of claims, investigations, or other actions which relate to events or occurrences during employment. Employee agrees, unless precluded by law, to promptly inform the Company if Employee is asked to participate (or otherwise become involved) in any such claim, investigation or action. Employee’s cooperation shall include being available to prepare for discovery or trial and to act as a witness. Company will pay an hourly rate (based on base salary as of the last day of employment) for cooperation that occurs after employment, and reimburse for reasonable expenses, including travel expenses, reasonable attorneys’ fees and costs.

14.    DISPUTE RESOLUTION

(a)    Injunctive Relief: Employee agrees that irreparable damages to Company will result from Employee's breach of this Agreement, including loss of revenue, loss of goodwill associated with Employee as a result of employment, and/or loss of the benefit to Company of any training, confidential, and/or trade secret information provided to Employee, and any other tangible and intangible investments made to and on behalf of Employee. A breach or threat of breach of this Agreement shall give the non-breaching party the right to seek a temporary restraining order and a preliminary or permanent injunction enjoining the breaching party from violating this Agreement in order to prevent immediate and irreparable harm. The breaching party shall pay to the non-breaching party reasonable attorneys’ fees and costs associated with enforcement of this Agreement, including any appeals. Pursuit of equitable relief under this Agreement shall have no effect regarding the continued enforceability of the Arbitration Section below. Remedies for breach under this Section are cumulative and not exclusive; the parties may elect to pursue any remedies available under this Agreement.
(b)    Arbitration: The parties agree that any dispute or claim, that could be brought in court including discrimination or retaliation claims, relating to this Agreement or arising out of Employee's employment or termination of employment, shall, upon timely written request of either party, be submitted to binding arbitration, except claims regarding: (i) workers’ compensation benefits; (ii) unemployment benefits; (iii) Company’s employee welfare benefit plans, if the plan contains a final and binding appeal procedure for the resolution of disputes under the plan; (iv) wage and hour disputes within the jurisdiction of any state Labor Commissioner; and (v) issues that could be brought before the National Labor Relations Board or covered by the National Labor Relations Act. The arbitration shall be conducted in California. The arbitration shall proceed in accordance with the National Rules for Resolution of Employment Disputes of the American Arbitration Association (“AAA”) in effect at the time the claim or dispute arose, unless other rules are agreed upon by the parties. Unless agreed to in writing, the arbitration shall be conducted by one arbitrator from AAA or a comparable arbitration service, and who is selected pursuant to the National Rules for Resolution of Employment Disputes of the AAA, or other rules as the parties may agree to in writing. Any claims received after the applicable statute of limitations period shall be deemed null and void. The parties further agree that by entering into this Agreement, the right to participate in a class or collective action is waived. CLAIMS MAY BE ASSERTED AGAINST THE OTHER PARTY ONLY IN AN INDIVIDUAL CAPACITY AND NOT AS A PLAINTIFF OR CLASS MEMBER IN ANY PURPORTED CLASS OR REPRESENTATIVE PROCEEDING. Further,
unless the parties agree otherwise, the arbitrator may not consolidate more than one person's claims, and may not otherwise preside over any form of a representative, collective or class proceeding. If this specific provision is found to be unenforceable, then the entirety of this arbitration provision shall be null and void. The arbitrator shall issue a reasoned award with findings of fact and conclusions of law. Either party may bring an action in any court of competent jurisdiction to compel arbitration under this Agreement, or to enforce or vacate an arbitration award. However, in actions seeking to vacate an award, the standard of review to be applied by said court to the arbitrator’s findings of fact and conclusions of law will be the same as that applied by an appellate court reviewing a decision of a trial court sitting without a jury, unless state law requires otherwise. Company will pay the actual fee for the arbitrator and the claimant’s filing fee; unless otherwise provided by law and awarded by the arbitrator, each party will pay their own attorneys’ fees and other expenses.

15.    REPRESENTATIONS AND WARRANTIES OF EMPLOYEE

Employee shall keep all terms of this Agreement confidential, except as may be disclosed to Employee’s spouse, accountants or attorneys, each of whom shall agree to keep all terms of this Agreement confidential. Employee represents that Employee is under no contractual or other restriction inconsistent with the execution of this Agreement, the performance of Employee’s duties hereunder, or the rights of Company. Employee authorizes the Company to inform any prospective employer of the existence and terms of this Agreement without liability for interference with Employee’s prospective employment. Employee represents that Employee is under no disability that prevents Employee from performing the essential functions of Employee’s position, with or without reasonable accommodation.

16.    SECTION 409A COMPLIANCE
(a)    General. The parties hereto acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Department of Treasury Regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any amounts payable hereunder will be taxable currently to the Employee under Section 409A(a)(1)(A) of the Code and related Department of Treasury guidance, the Company and the Employee shall cooperate in good faith to (i) adopt such amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that they mutually determine to be necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement, to preserve the economic benefits of this Agreement, and to avoid less-favorable accounting or tax consequences for the Company, and/or (ii) take such other actions as mutually determined to be necessary or appropriate to exempt the amounts payable hereunder from Section 409A of the Code or to comply with the requirements of Section 409A of the Code and thereby avoid the application of penalty taxes thereunder; provided, however, that this Section does not create an obligation on the part of the Company to modify this Agreement or any other agreement, arrangement or plan and does not guarantee that the amounts payable hereunder will not be subject to interest or penalties under Section 409A, and in no event whatsoever shall the Company or any of its affiliates be liable for any additional tax, interest, or penalties that may be imposed on Employee as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.

(b)    Separation from Service under Section 409A. Notwithstanding any provision to the contrary in this Agreement: (i) no Severance Payments shall be payable unless the termination of the Employee’s employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations; (ii) if the Employee is deemed at the time of Employee’s separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent that delayed commencement of any portion of the Severance Payments (after taking into account all exclusions applicable to such Severance Payment under Section 409A) is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of the Severance Payments shall not be provided to the Employee prior to the earlier of (A) the expiration of the six-month period measured from the date of the Employee’s “separation from service” with the Company (as such term is defined in the Department of Treasury Regulations issued under Section 409A) and (B) the date of the Employee’s death; provided, that upon the earlier of such dates, all payments deferred pursuant to this Section 18(b) shall be paid to the Employee in a lump sum, and any remaining Severance Payments shall be paid as otherwise provided herein; (iii) the determination of whether the Employee is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of Employee’s separation from service shall be made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including, without limitation, Section 1.409A-1(i) of the Department of Treasury Regulations and any successor provision thereto); (iv) for purposes of Section 409A of the Code, the Employee’s right to receive installment payments of the Severance Payments shall be treated as a right to receive a series of separate and distinct payments; and (v) to the extent that any reimbursement of expenses or in-kind benefits constitutes “deferred compensation” under Section 409A, such reimbursement or benefit shall be provided no later than December 31 of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year. Reimbursements and in-kind benefits are not subject to liquidation or exchange for another benefit.
17.    WITHHOLDING

The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local, and foreign withholding and other taxes and charges that the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

18.    EXCESS PARACHUTE PAYMENTS

If it is determined (as hereafter provided) that any payment or distribution by the Company to or for the benefit of Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program, or arrangement, including without limitation any stock option, stock appreciation right, or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) by reason of being contingent on a change in ownership or effective control of the Company or of a substantial portion of the assets of the Company, within the meaning of Section 280G of the Code (or any successor provision thereto), or to any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest or penalties, are hereafter collectively referred to as the “Excise Tax”), then, in the event that the after-tax value of all Payments to Employee (such after-tax value to reflect the reduction for the Excise Tax and all federal, state, and local income, employment, and other taxes on such Payments) would, in the aggregate, be less than the after-tax value to Employee (reflecting a reduction for all such taxes in a like manner) of the amount that is 2.99 times Employee’s “base amount” within the meaning of Section 280G(b)(3) of the Code (the “Safe Harbor Amount”), (a) the cash portions of the Payments payable to Employee under this Agreement shall be reduced, in the reverse order in which they are due to be paid commencing with the latest such payment, until the Parachute Value (as defined below) of all Payments paid to Employee, in the aggregate, equals the Safe Harbor Amount, and (b) if the reduction of the cash portions of the Payments, payable under this Agreement, to zero would not be sufficient to reduce the Parachute Value of all Payments to the Safe Harbor Amount, then any cash portions of the Payments payable to Employee under any other agreements, policies, plans, programs, or arrangements shall be reduced, in the reverse order in which they are due to be paid commencing with the latest such payment, until the Parachute Value of all Payments paid to Employee, in the aggregate, equals the Safe Harbor Amount, and (c) if the reduction of all cash portions of the Payments, payable pursuant to this Agreement or otherwise, to zero would not be sufficient to reduce the Parachute Value of all Payments to the Safe Harbor Amount, then non- cash portions of the Payments shall be reduced, in the reverse order in which they are due to be paid commencing with the latest such payment, until the Parachute Value of all Payments paid to Employee, in the aggregate, equals the Safe Harbor Amount. All calculations under this Section shall be determined by a national accounting firm selected by the Company (which may include the Company’s outside auditors). The Company shall pay all costs to obtain and provide such calculations to Employee and the Company. For purposes of this Agreement, the “Parachute Value” of a Payment shall mean the present value as of the date of the change in ownership or effective control, within the meaning of Section 280G of the Code, of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.
19.    MISCELLANEOUS

This Agreement is not effective unless fully executed by all parties, including the CEO or authorized officer of the Company, and approved by the Executive Committee as required by Company or its affiliates. This Agreement may not be modified, amended, or terminated except by an instrument in writing signed by Employee and the CEO or authorized officer of the Company that expressly identifies the amended provision of this Agreement. This Agreement contains the entire agreement of the parties on the subject matters in this agreement and supersedes any prior written or oral agreements or understandings between the parties except as noted in Section 10 above. No modification shall be valid unless in writing and signed by the parties. This Agreement may be executed in counterparts, a counterpart transmitted via electronic means, and all executed counterparts, when taken together, shall constitute sufficient proof of the parties’ entry into this Agreement. The parties agree to execute any further or future documents which may be necessary to allow the full performance of this Agreement. The failure of a party to require performance of any provision of this Agreement shall not affect the right of such party to later enforce any provision. A waiver of the breach of any term or condition of this Agreement shall not be deemed a waiver of any subsequent breach of the same or any other term or condition. The headings in this Agreement are inserted for convenience of reference only and shall not control the meaning of any provision hereof.

If for ay provision of this Agreement shall, for any reason, be held unenforceable, such unenforceability shall not affect the remaining provisions hereof, except as specifically noted in this Agreement, or the application of such provisions to other persons or circumstances, all of which shall be enforced to the greatest extent permitted by law. Company and Employee agree that the restrictions contained in Section 4, 5, and 6, are reasonable in scope and duration and are necessary to protect Confidential Information. If any restrictive covenant is held to be unenforceable because of the scope, duration or geographic area of such restrictive covenant, the parties agree that a court or arbitrator may reduce the scope, duration, or geographic area, and in its reduced form, such provision shall be enforceable. Should Employee violate the provisions of Sections 5 or 6, then in addition to all other remedies available to Company, the duration of these covenants shall be extended for the period of time when Employee began such violation until Employee permanently ceases such violation.
If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

Rackspace will pay Employee $10,000.00, less applicable withholdings and other ordinary payroll deductions, for attorneys’ fees incurred in connection with this Agreement (the “Attorneys’ Fees Payment”).

Upon full execution by all parties, this Agreement shall be effective on the later date of the two signature dates below.

EMPLOYEE:

/s/ Dharmendra Kumar Sinha	Date:	13 July 2022

COMPANY:

/s/ Holly Windham	Date:	14 July 2022
Holly Windham
Rackspace US, Inc.
Its: EVP, Chief Legal and People Officer